Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
August 1, 2008
CHEVRON REPORTS SECOND QUARTER NET INCOME OF $6 BILLION,
UP 11 PERCENT FROM $5.4 BILLION IN SECOND QUARTER 2007
Sharp increase in price of crude oil boosts income for upstream operations but erases profit for downstream
     SAN RAMON, Calif., August 1, 2008 – Chevron Corporation (NYSE: CVX) today reported net income of $6.0 billion ($2.90 per share – diluted) for the second quarter 2008, compared with $5.4 billion ($2.52 per share – diluted) in the year-ago period. Earnings in the 2007 quarter included a net gain of approximately $500 million on the sale of an investment and redemption of debt.
     For the first half of 2008, net income was $11.1 billion ($5.38 per share – diluted), up 10 percent from $10.1 billion ($4.70 per share – diluted) in the first six months of 2007.
     Sales and other operating revenues in the second quarter 2008 were $81 billion, compared with $54 billion in the year-ago quarter. First-half 2008 sales and other operating revenues were $146 billion, versus $101 billion in the corresponding 2007 period.
Earnings Summary

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of dollars	2008	2007	2008	2007

Income by Business Segment
Upstream – Exploration and Production	$7,248	$3,639	$12,376	$6,546
Downstream – Refining, Marketing and Transportation	(734)	1,298	(482)	2,921
Chemicals	41	104	84	224
All Other	(580)	339	(835)	404

Net Income*	$5,975	$5,380	$11,143	$10,095

* Includes foreign currency effects	$126	$(138)	$81	$(258)
     “Earnings for our upstream operations benefited from prices for crude oil that were significantly higher than a year ago,” said Chairman and CEO Dave O’Reilly. “Natural-gas prices also increased between periods, contributing to a doubling of upstream profits from last year’s second quarter.
     “In our downstream business, the increase in the price of crude oil had an opposite effect,” O’Reilly added. “The higher cost of crude oil used in the refining process was not fully recovered in the price of gasoline and other refined products. As a result, our downstream operations incurred a loss in the second quarter, with most of the loss taking place in the United States.” O’Reilly said the effects of planned refinery downtime also contributed to the U.S. loss in the period.
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     In the second quarter of this year, the company reported capital and exploratory expenditures of $5.2 billion, compared with $4.5 billion a year earlier. Common stock buybacks in the 2008 period totaled $2 billion.
     O’Reilly said continued strong cash flows from operations have enabled a record-level of reinvestment in the business. Among recent milestones for the company’s major development projects was the previously announced start-up of the 68 percent-owned Agbami Field in Nigeria. The total maximum oil-equivalent production at Agbami is estimated at 250,000 barrels per day by the end of 2009.
UPSTREAM – EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production was 2.54 million barrels per day in the second quarter 2008, compared with 2.63 million barrels per day in the corresponding period in 2007. Absent the impact of higher prices on volumes recoverable under certain production-sharing and variable-royalty contracts outside the United States, production increased slightly between periods.
     U.S. Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

Income	$2,191	$1,223	$3,790	$2,019

     U.S. upstream income of $2.2 billion in the second quarter 2008 increased nearly $1 billion from the same period last year, driven by higher prices for crude oil and natural gas. Partially offsetting the benefit of higher prices were increases in operating expenses, the impact of lower production and the absence of gains on second quarter 2007 asset sales.
     The average sales price per barrel of crude oil and natural gas liquids was $109 in the second quarter 2008, up from $57 in the corresponding 2007 period. The average sales price per thousand cubic feet of natural gas increased $3.28 between quarters to $9.84.
     Net oil-equivalent production was 702,000 barrels per day in the 2008 second quarter, down about 7 percent from a year earlier on normal field declines. The net liquids component of production was down 6 percent at 438,000 barrels per day, and net natural-gas production declined 7 percent to 1.6 billion cubic feet per day.
     International Upstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

Income*	$5,057	$2,416	$8,586	$4,527

* Includes foreign currency effects	$80	$(111)	$(87)	$(230)
     International upstream earnings of $5.1 billion in the second quarter 2008 increased $2.6 billion from the year-ago period due primarily to higher prices for crude oil. Natural-gas prices also increased between periods. Partially offsetting the benefit of higher prices was a reduction of crude-oil sales volumes. Foreign currency effects benefited earnings by $80 million in the 2008 quarter, compared with a $111 million reduction to earnings a year earlier.

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     The average sales price per barrel of crude oil and natural gas liquids was $110 in the 2008 quarter, up $49 from the year-ago period. The average sales price per thousand cubic feet of natural gas increased $1.80 between periods to $5.44.
     Net oil-equivalent production of 1.84 million barrels per day in the 2008 second quarter was about 2 percent lower than the year-ago quarter. Absent the impact of higher prices on volumes recoverable under certain production-sharing and variable-royalty contracts, production increased between periods. The net liquids component of production decreased by 95,000 barrels per day to 1.23 million. Natural-gas production was 3.6 billion cubic feet per day in the 2008 period, an increase of about 300 million cubic feet per day from a year earlier.
DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION
     U.S. Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

(Loss)/Income	$(682)	$781	$(678)	$1,131

     U.S. downstream incurred a loss of $682 million in the second quarter 2008, compared with income of $781 million in the year-ago period. The loss was mainly associated with sharply higher costs of crude-oil feedstocks used in the refining process that could not be fully recovered in the sales price of gasoline and other refined products. Operating expenses were also higher between periods, including expenses associated with planned shutdowns for refinery maintenance.
     Refinery crude-input of 816,000 barrels per day in the second quarter 2008 was 65,000 barrels lower than the year-ago period. The decline was primarily due to the effects of a planned crude-unit shutdown for maintenance at the company’s refinery in Pascagoula, Mississippi, and suspension of crude processing for asphalt production at the refinery in Perth Amboy, New Jersey. Crude-input volumes increased between periods at the refinery in El Segundo, California.
     Refined-product sales volumes declined 8 percent from the second quarter of 2007 to 1.38 million barrels per day, primarily the result of lower gasoline and gas-oil sales. Branded gasoline sales volumes were down 5 percent between quarters to 596,000 barrels per day.
     International Downstream

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

(Loss)/Income*	$(52)	$517	$196	$1,790

*Includes foreign currency effects	$46	$(35)	$157	$(30)
     International downstream incurred a loss of $52 million in second quarter 2008, compared with income of $517 million in the corresponding 2007 period. Margins on the sale of refined products were significantly lower in most areas, due mainly to an increase in costs for crude-oil feedstocks. Foreign currency effects benefited earnings by $46 million in the 2008 quarter, compared with a $35 million reduction in earnings a year earlier.
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     Refinery crude-input was 952,000 barrels per day in the 2008 second quarter, up 10,000 from the year-ago period. Volumes increased at the GS Caltex refinery in South Korea and the company’s refinery in Cape Town, South Africa. Inputs were lower at the company’s Pembroke refinery in the United Kingdom due to unplanned shutdowns.
     Total refined-product sales volumes of 2.07 million barrels per day in the 2008 second quarter were 6 percent higher than the corresponding quarter of 2007. Excluding the impact of 2007 asset sales in Europe, sales volumes were up 8 percent between periods on increased trading activities.
CHEMICALS

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

Income*	$41	$104	$84	$224

*Includes foreign currency effects	$1	$—	$—	$(1)
     Chemical operations earned $41 million in the second quarter of 2008, compared with $104 million in the year-ago quarter. Earnings of the 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) and Chevron’s Oronite subsidiary were both lower between periods. CPChem margins on the sale of commodity chemicals were squeezed due to higher feedstock costs. Utility expenses increased as a result of higher natural-gas prices, and maintenance expenses increased due to planned shutdowns at various U.S. manufacturing facilities. For the Oronite subsidiary, margins on sales of lubricant additives and fuel additives were lower between periods.
ALL OTHER

	Three Months		Six Months
	Ended June 30		Ended June 30
Millions of Dollars	2008	2007	2008	2007

(Charges) Income – Net*	$(580)	$339	$(835)	$404

*Includes foreign currency effects	$(1)	$8	$11	$3
     All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies, and the company’s interest in Dynegy Inc. prior to its sale in May 2007.
     Net charges in the second quarter 2008 were $580 million, compared with income of $339 million in the year-ago period. The year-ago period included a $680 million gain on the sale of the company’s investment in Dynegy, a $160 million loss on the redemption of debt and net favorable corporate tax items. Results in 2008 included net unfavorable corporate tax items and increased charges for environmental remediation costs associated with sites that previously had been closed or sold.
CAPITAL AND EXPLORATORY EXPENDITURES
     Capital and exploratory expenditures in the first six months of 2008 were $10.3 billion, compared with $8.6 billion in the corresponding 2007 period. The amounts included approximately $900 million
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and $1.1 billion, respectively, for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream projects represented 82 percent of the companywide total in 2008.
# # #
NOTICE
     Chevron’s discussion of second quarter 2008 earnings with security analysts will take place on Friday, August 1, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
     Chevron will post selected third quarter 2008 interim performance data for the company and industry on its Web site on Thursday, October 9, 2008, at 2:00 p.m. PDT. Interested parties may view this interim data at www.chevron.com under the “Investors” section.
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)
CONSOLIDATED STATEMENT OF INCOME

(unaudited)
	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
REVENUES AND OTHER INCOME
Sales and other operating revenues*	$80,962	$54,344	$145,621	$100,646
Income from equity affiliates	1,563	894	2,807	1,831
Other income	464	856	507	1,844

Total Revenues and Other Income	82,989	56,094	148,935	104,321

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products, operating and other expenses	63,250	39,051	111,833	72,228
Depreciation, depletion and amortization	2,275	2,156	4,490	4,119
Taxes other than on income *	5,699	5,743	11,142	11,168
Interest and debt expense	—	63	—	137
Minority interests	34	19	62	47

Total Costs and Other Deductions	71,258	47,032	127,527	87,699

Income Before Income Tax Expense	11,731	9,062	21,408	16,622
Income tax expense	5,756	3,682	10,265	6,527

NET INCOME	$5,975	$5,380	$11,143	$10,095

PER-SHARE OF COMMON STOCK
Net Income - Basic	$2.91	$2.52	$5.41	$4.72
- Diluted	$2.90	$2.52	$5.38	$4.70
Dividends	$0.65	$0.58	$1.23	$1.10

Weighted Average Number of Shares Outstanding (000’s)
- Basic	2,050,773	2,127,763	2,058,596	2,136,591
- Diluted	2,064,888	2,141,583	2,072,549	2,149,686

* Includes excise, value-added and similar taxes.	$2,652	$2,609	$5,189	$5,023

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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)
INCOME BY MAJOR OPERATING AREA
                          (unaudited)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
Upstream — Exploration and Production
United States	$2,191	$1,223	$3,790	$2,019
International	5,057	2,416	8,586	4,527

Total Exploration and Production	7,248	3,639	12,376	6,546

Downstream — Refining, Marketing and Transportation

United States	(682)	781	(678)	1,131
International	(52)	517	196	1,790

Total Refining, Marketing and Transportation	(734)	1,298	(482)	2,921

Chemicals	41	104	84	224
All Other (1)	(580)	339	(835)	404

Net Income	$5,975	$5,380	$11,143	$10,095

SELECTED BALANCE SHEET ACCOUNT DATA
                                (unaudited)

	June 30, 2008	Dec. 31, 2007
Cash and Cash Equivalents	$8,180	$7,362
Marketable Securities	$427	$732
Total Assets	$163,066	$148,786
Total Debt	$6,664	$7,232
Stockholders’ Equity	$82,268	$77,088
CAPITAL AND EXPLORATORY EXPENDITURES (2)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
United States
Exploration and Production	$1,239	$970	$2,690	$1,890
Refining, Marketing and Transportation	528	325	900	558
Chemicals	21	38	127	67
Other	142	133	265	396

Total United States	1,930	1,466	3,982	2,911

International
Exploration and Production	2,887	2,579	5,723	4,826
Refining, Marketing and Transportation	325	460	554	809
Chemicals	13	11	22	22
Other	2	—	3	3

Total International	3,227	3,050	6,302	5,660

Worldwide	$5,157	$4,516	$10,284	$8,571

(1) Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies and the company’s interest in Dynegy Inc. prior to its sale in May 2007.

(2) Includes interest in affiliates:
United States	$50	$40	$172	$72
International	391	582	769	1,024

Total	$441	$622	$941	$1,096

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CHEVRON CORPORATION — FINANCIAL REVIEW
OPERATING STATISTICS (1)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2008	2007	2008	2007
NET LIQUIDS PRODUCTION (MB/D):
United States	438	468	437	464
International	1,207	1,297	1,218	1,307

Worldwide	1,645	1,765	1,655	1,771

NET NATURAL GAS PRODUCTION (MMCF/D): (2)
United States	1,588	1,703	1,627	1,713
International	3,621	3,314	3,695	3,293

Worldwide	5,209	5,017	5,322	5,006

OTHER INTERNATIONAL PRODUCTION — OIL SANDS (MB/D):	24	29	26	31

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (3)
United States	702	752	708	750
International	1,835	1,878	1,860	1,887

Worldwide	2,537	2,630	2,568	2,637

SALES OF NATURAL GAS (MMCF/D):
United States	7,631	8,153	7,817	8,004
International	4,205	3,839	4,190	3,865

Worldwide	11,836	11,992	12,007	11,869

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	167	170	156	155
International	127	123	131	116

Worldwide	294	293	287	271

SALES OF REFINED PRODUCTS (MB/D):
United States	1,383	1,506	1,408	1,477
International (4)	2,066	1,956	2,059	2,009

Worldwide	3,449	3,462	3,467	3,486

REFINERY INPUT (MB/D):
United States	816	881	855	805
International	952	942	960	1,006

Worldwide	1,768	1,823	1,815	1,811

(1) Includes interest in affiliates.

(2) Includes natural gas consumed on lease (MMCF/D):
United States	69	52	80	60
International	424	411	454	420

(3) Oil-equivalent production is the sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(4) Includes share of affiliate sales (MB/D):	511	464	504	469